Exhibit 10.14

AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND FORBEARANCE AGREEMENT

This Amendment to Amended and Restated Loan and Security Agreement and Forbearance Agreement (this “Agreement”) is entered into as of September 30, 2009, by and among GLOBAL ETHANOL, LLC, a Delaware limited liability company formerly known as Midwest Grain Processors, LLC (the “Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party to the Loan Agreement in accordance with the provisions of the Loan Agreement referred to below (collectively, the “Lenders,” and individually, a “Lender”), and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as agent for the Lenders and for the Issuer, as defined in the Loan Agreement (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment dated as of February 28, 2006, a Second Amendment dated as of March 31, 2006, a Third Amendment dated as of September 22, 2006, a Fourth Amendment dated as of October 31, 2006, a Fifth Amendment dated as of February 22, 2007, a Sixth Amendment dated as of May 25, 2007, a Seventh Amendment dated as of August 31, 2007, an Eighth Amendment dated as of November 30, 2007, a Ninth Amendment dated as of October 31, 2008, a Tenth Amendment dated as of December 22, 2008, an Eleventh Amendment dated as of March 4, 2009, and the Forbearance Agreement referred to below (as amended by this Agreement, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

The Borrower, the Lenders and the Agent are also parties to that certain Forbearance Agreement and Twelfth Amendment to Amended and Restated Loan and Security Agreement dated as of July 31, 2009 (as amended by this Agreement, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”).

The Borrower has requested that the Lenders and the Agent make certain amendments to the Loan Agreement and the Forbearance Agreement, and the Lenders and the Agent are willing to grant the Borrower’s requests subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.        Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement or the Forbearance Agreement, as applicable.

Section 2.        Amendment to the Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)         Amendment to Section 1.1 of the Loan Agreement (Definitions). Section 1.1 of the Loan Agreement is amended by amending and restating the following definitions:

“Corn Conversion System Financing” means arrangements for the lease or loan financing of a corn conversion system for the benefit of the Borrower.

“Working Capital” shall mean, as of any particular date from and after June 30, 2009, the amount of Borrower’s consolidated current assets, less Borrower’s consolidated current liabilities (both as determined in accordance with GAAP consistently applied); provided, however, that with respect to amounts due under the Revolving Term Loan Commitment and Term Loan Commitment during the Forbearance Period, only those amounts scheduled for payment under Section 2.2 of this Agreement and Section 7 of the Forbearance Agreement shall be included in determining current liabilities.

(b)        Amendment to Section 7.16 of the Loan Agreement (New Equity). Section 7.16 of the Loan Agreement is amended by deleting from the second sentence thereof the amount “$2,000,000” and substituting “$1,800,000” therefor.

(c)        Amendment to Section 8.11 of the Loan Agreement (Lease Limitations). Section 8.11 of the Loan Agreement is amended by deleting from the second sentence thereof the term “Corn Conversion System Lease” and substituting “Corn Conversion System Financing” therefor.

Section 3.        Amendment to the Forbearance Agreement. The Forbearance Agreement is hereby amended as follows:

(a)        Amendment to Section 10(c) of the Forbearance Agreement (Consultants, Experts and Appraisers). Section 10(c) of the Forbearance Agreement is amended by deleting the date “August 31, 2009” and substituting “September 30, 2009” therefor.

(b)        Amendment to Section 10(d) of the Forbearance Agreement (Consultants, Experts and Appraisers). Section 10 of the Forbearance Agreement is amended adding a new subsection (g) to read as follows:

“(g) The Agent or its counsel, in the discretion of the Agent and for the benefit of the Agent and the Lenders, may engage a third-party consultant to (i) review the Borrower’s activities, operations, facilities, contracts, policies and procedures, (ii) analyze the industry in which the Borrower operates, and

(iii) assist the Agent in any other review or analysis relating to the Borrower or its operations that the Agent deems necessary in its sole discretion. All fees, costs and expenses of such consultant shall be paid by the Borrower. Notwithstanding the foregoing, the Borrower shall not be entitled to receive or rely upon any report or other information issued by such consultant.”

(c)        Amendment to Section 12 of the Forbearance Agreement (Consent to Sale of Real Property; Consent to Sale and Leaseback of Equipment). Section 12 of the Forbearance Agreement is amended and restated in its entirety to read as follows:

“Section 12. Consent to Sale of Real Property; Consent to Financing of Corn Conversion Equipment. The Agent and the Lenders hereby consent to the sale by the Borrower to Rodney and Joanne Smith of certain real property related to the Iowa Project on terms and conditions acceptable to the Agent in its sole discretion; provided, however, that the net proceeds obtained therefrom shall equal or exceed $515,000. The Agent and the Lenders further consent to the Corn Conversion System Financing, so long as all documentation with respect thereto is submitted to the Agent and approved by the Agent in its sole discretion. The transactions set forth in this Section shall close not later than December 31, 2009, and the net proceeds therefrom shall be promptly paid to the Agent and calculated in closing statements in form and substance acceptable to the Agent. The consents set forth herein are limited to their express terms and do not constitute or imply the Agent’s or any Lender’s consent to any future transaction by the Borrower, whether or not similar to the transactions described above.”

(d)        Amendment to Section 18 of the Forbearance Agreement (Bailee Letters). Section 18 of the Forbearance Agreement is amended by deleting the date “September 15, 2009” and substituting “October 15, 2009” therefor.

Section 4.        Delivery of Audit. Notwithstanding Section 7.1(a) of the Loan Agreement, the audited statements of income, retained earnings and cash flow of the Borrower for its fiscal year ending June 30, 2009, as certified by an independent public account satisfactory to the Agent, shall be delivered to the Agent not later than November 30, 2009.

Section 5.        Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)        The Borrower has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to perform its obligations under this Agreement and the Loan Documents to which the Borrower is a party. This Agreement and the Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Agent by the Borrower, and this Agreement and the Loan Documents to which the Borrower is a party constitute the Borrower’s legal, valid and binding obligations, enforceable in accordance with their terms.

(b)        The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents to which the Borrower is a party have been duly authorized by all necessary limited liability company action or other action and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the Borrower’s organizational documents or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of, or constitute a default under, any indenture or agreement to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

(c)        All of the representations and warranties contained in Article VI of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

Section 6.        Effectiveness. This Agreement shall be effective only if the Agent has received, on or before the date of this Agreement (or such later date as the Agent may agree in writing), each of the following, each in form and substance acceptable to the Agent in its sole discretion:

(a)        this Agreement, duly executed by the Borrower, the Agent and the Lenders; and

(b)        payment of a working fee of $20,000 in immediately available funds, to be allocated by the Agent equally among the Lenders.

Section 7.        References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby, and any and all references in any other Loan Document to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby. Additionally, all references in the Forbearance Agreement to “this Agreement” shall be deemed to refer to the Forbearance Agreement as amended hereby, and any and all references in any other Loan Document to the Forbearance Agreement shall be deemed to refer to the Forbearance Agreement as amended hereby.

Section 8.        No Waiver. The execution of this Agreement and any documents related hereto shall not be deemed to be a waiver of any Default or any Matured Default under the Loan Agreement or any breach, default or event of default under the Forbearance Agreement, any other Loan Document or other document held by the Agent or any Lender, whether or not known to the Agent or any Lender and whether or not existing on the date of this Agreement.

Section 9.        Release of Agent and Lenders. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or may claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured.

Section 10.        Costs and Expenses. The Borrower hereby reaffirms its agreement under Section 10.4 of the Loan Agreement and Section 20 of the Forbearance Agreement to pay or reimburse the Agent and the Lenders on demand for all costs and expenses incurred by the Agent and the Lenders in their employment of counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Agreement and the documents and instruments incidental hereto.

Section 11.        Miscellaneous. Except as expressly set forth herein, all terms of the Forbearance Agreement, the Loan Agreement and each of the other Loan Documents remain in full force and effect. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement shall be governed by the internal laws of the State of Colorado.

Signature page follows

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GLOBAL ETHANOL, LLC, as Borrower

By:	/s/ Trevor Bourne
Name: Trevor Bourne
Title: Chief Executive Officer

COBANK, ACB, as Agent and as a Lender

By:	/s/ S. Richard Dill
Name: S. Richard Dill
Title: Vice President

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By:	/s/ Ron Brandt
Name: Ron Brandt
Title: Vice President

MLIC ASSET HOLDINGS LLC, as a Lender

By:	Transmountain Land & Livestock Company, a Montana Corporation
Its:	Manager

By:	/s/ Michael A. Wilson
Name: Michael A. Wilson
Title: Vice-President

Signature Page to Amendment to

Amended and Restated Loan and Security Agreement and Forbearance Agreement